As filed with the Securities and Exchange Commission on November 2, 2023

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Allarity Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-2147982
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

24 School Street, 2nd Floor
Boston, MA 02108
(401) 426-4664

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James G. Cullem

Chief Executive Officer
c/o Allarity Therapeutics, Inc.
24 School Street, 2nd Floor
Boston, MA 02108
(401) 426-4664

(Name, address, including zip code, and telephone number, Including area code, of agent for service)

Copies to:

Scott E. Bartel

Daniel B. Eng
Lewis Brisbois Bisgaard & Smith LLP
633 West 5th Street, Suite 4000
Los Angeles, CA 90071
(213) 358-6174

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus	Subject To Completion	Dated November 2, 2023

$50,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

From time to time, we may offer up to $50,000,000 of our common stock, preferred stock, warrants to purchase common stock or preferred stock, debt securities and units consisting of common stock, preferred stock, warrants, or debt securities or any combination of these securities, in one or more transactions.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any prospectus supplement and any free writing prospectus together with the documents we incorporate by reference, before you invest in any of these securities.

We may sell the securities on a continuous or delayed basis, independently or together with any other securities registered hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ALLR.” On November 1, 2023, the last reported sales price of our common stock was $0.5520 per share. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell the shelf securities pursuant to such General Instruction with a value exceeding more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period so long as the aggregate market value of our outstanding common stock held by non-affiliates remains below $75 million. We have not sold any securities in reliance on General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED IN THIS PROSPECTUS, THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2023

We have not authorized anyone to provide you with information other than that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward-looking statements provide current expectations or forecasts of future events. Forward-looking statements include statements about Allarity’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. In addition to factors identified under the section titled “Risk Factors” in this prospectus, factors that may impact such forward-looking statements include:

●	our estimates regarding expenses, capital requirements and need for additional financing. We have insufficient cash to continue our operations, and our continued operations are dependent on us raising capital and these conditions give rise to substantial doubt over our ability continue as a going concern;

●	the number of shares that may be sold under this prospectus is significant in relation to the number of our outstanding shares of common stock. If these shares of common stock are sold in the market all at once or at about the same time, it could depress the market price of our common stock and would also affect our ability to raise equity capital;

●	our ability to meet the Nasdaq Capital Market (“Nasdaq”) continued listing standards. The listing of our common stock on Nasdaq is contingent on our compliance with Nasdaq’s conditions for continued listing. We have a history of non-compliance. Although we are currently in compliance with the Nasdaq listing requirements, if we fail to meet the Nasdaq listing requirements and do not regain compliance, we will be subject to delisting by Nasdaq. In the event our common stock is no longer listed for trading on Nasdaq, our trading volume and share price may decrease, and you may have a difficult time selling your shares of common stock. In addition, we may experience difficulties in raising capital which would materially adversely affect our operations and financial results. Further, delisting from Nasdaq markets could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees;

●	our ability to remediate our material weakness and to maintain effective internal control over financial reporting, disclosures and procedures. If we do not maintain effective internal controls, our ability to record, process and report financial information timely and accurately could be adversely affected and could result in a material misstatement in our financial statements, which could subject us to litigation or investigations, require management resources, increase our expenses, negatively affect investor confidence in our financial statements and adversely impact the trading price of our common stock;

●	the impact of adjustments to our outstanding warrants because of future dilutive financings resulting in the decrease of exercise price and increase the number of shares of issuable under outstanding warrants, adjustment and exercise of such warrants would result in the material dilution of the percentage ownership of our stockholders and increase the number of shares of common stock in the public markets. The perception that such sales could occur could cause our stock price to fall;

●	Our ability to cure the default under our license agreement with Novartis. We failed to make a milestone payment, and on April 4, 2023, we received notice from Novartis stating that Allarity Therapeutics Europe ApS was in breach of the license agreement and has 30 days from April 4, 2023, to cure. As a result of ongoing negotiations with Novartis to address our non-payment, we made a payment of $100,000 to Novartis in April 2023 and on August 11, 2023, we paid Novartis $300,000. We intend to cure this breach upon and subject to availability of funds and/or continue working with Novartis on an alternate payment structure. However, no assurance can be given that Novartis will accept an alternative payment structure and if we fail to make the milestone payments, Novartis does not agree to an alternative payment structure or we are otherwise in breach of the license agreement, we may lose our right to use dovitinib, which will adversely affect our ability to conduct our clinical trials and to achieve our business objectives and adversely affect our financial results [Update from company];

●	the impacts of the ongoing COVID-19 pandemic and related restrictions as they may relate to our clinical trials;

●	the initiation, cost, timing, progress and results of our current and future preclinical studies and clinical trials, as well as our research and development programs;

●	our plans to develop and commercialize our drug candidates;

●	our ability to successfully acquire or in-license additional product candidates on reasonable terms;

●	our ability to maintain and establish collaborations or obtain additional funding;

●	our ability to obtain regulatory approval of its current and future drug candidates;

●	our expectations regarding the potential market size and the rate and degree of market acceptance of such drug candidates;

●	our expectations regarding our ability to fund operating expenses and capital expenditure requirements with our existing cash and cash equivalents, and future expenses and expenditures;

●	our ability to secure sufficient funding and alternative sources of funding to support when needed and on terms favorable to us to support our business objective, product development, other operations or commercialization efforts;

●	our ability to enroll patients in our clinical trials, or our clinical development activities;

●	our ability to retain key employees, consultants and advisors;

●	our ability to retain reliable third parties to perform work associated with our drug discovery, preclinical activities and to conduct our preclinical studies and clinical trials in a satisfactory manner;

●	our ability to secure reliable third party manufacturers to produce clinical and commercial supplies of API for our therapeutic candidates;

●	our ability to obtain, maintain, protect and enforce sufficient patent and other intellectual property rights for our therapeutic candidates and technology;

●	our anticipated strategies and our ability to manage our business operations effectively;

●	the impact of governmental laws and regulations;

●	the possibility that we may be adversely impacted by other economic, business, and/or competitive factors; and

●	our ability to maintain our licensed intellectual property rights to develop, use and market our therapeutic candidates.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. We do not assume any obligation to update any forward-looking statements, Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our therapeutic candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe our internal research is reliable, such research has not been verified by any third party.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”), using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer shares of our common stock, preferred stock, warrants to purchase common stock or preferred stock, debt securities and units either individually or a combination thereof, in one or more offerings, in amounts we will determine from time to time, up to a total dollar amount of $50,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before buying any of the securities being offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in the accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should not assume that any information in this prospectus is accurate as of any date other than the date of this prospectus.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

In this prospectus, unless the context otherwise requires, references to the “Company,” “Allarity,” “we,” “us,” “our” and similar terms refer to Allarity Therapeutics, Inc., Allarity Therapeutics A/S (as predecessor) and its respective consolidated subsidiaries. On June 28, 2023, the Company effected a 1-for-40 reverse stock split of the shares of common stock of the Company and on March 24, 2023 we effected a 1-for-35 reverse stock split (collectively, the “Reverse Stock Splits”). All historical share and per share amounts reflected throughout this prospectus, which may be supplemented by a prospectus supplement, have been adjusted to reflect the Reverse Stock Splits. When we refer to “you,” we mean the potential holders of the applicable series of securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2022, our Form 10-Q for the Quarterly Period Ended June 30, 2023, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus and all other information contained in the applicable prospectus supplement and applicable free writing prospectus.

Overview

We are a clinical-stage, precision medicine pharmaceutical company actively advancing a pipeline of in-licensed oncology therapeutics for patients with difficult-to-treat cancers. Our clinical program includes three anti-cancer assets in mid- to late-stage clinical development and one anti-cancer asset in early stage clinical development. Our programs and partnerships leverage our proprietary, highly accurate Drug Response Predictor (DRP®) technology to refine patient selection and improve clinical outcomes. Our DRP® technology has been broadly validated across an extensive array of therapies and tumor types with a high degree of accuracy for matching the right patient to the right drug. By identifying those patients who will and who will not respond, the DRP® companion diagnostics have the potential to transform cancer therapeutic development across many indications by increasing clinical success rates with trials involving a fewer number of patients and improve patient outcomes by matching them to the right drug.

Our pipeline currently consists of three mid-to-late stage clinical candidates for cancer and one anti-cancer asset in early stage clinical development. We are focused on the clinical development of three priority programs with stenoparib (a poly-ADP-ribose polymerase (“PARP”) inhibitor) as our lead program: dovitinib in combination with stenoparib for the treatment of a number of solid tumors (including ovarian cancer), stenoparib as a monotherapy for the second-line or later treatment of metastatic ovarian cancer, and IXEMPRA® as a monotherapy for the second-line or later treatment of metastatic breast cancer. In addition, Allarity is supporting the development of one additional clinical asset through business development activities which are considered at mid-stage development. Each Allarity pipeline program is being co-developed with a drug specific DRP® companion diagnostic to select and treat patients most likely to benefit from treatment.

While we have not yet successfully received regulatory or marketing approval for any of our therapeutic candidates or companion diagnostics, and while we believe that our approach has the potential to reduce the cost and time of drug development through the identification and selection of patient populations more likely to respond to therapy, our strategy involves risks and uncertainties that differ from other biotechnology companies that focus solely on new therapeutic candidates that do not have a history of failed clinical development. By utilizing our DRP® platform to generate a drug-specific companion diagnostic for each of our therapeutic candidates, if approved by the FDA, we believe our therapeutic candidates have the potential to advance the goal of personalized medicine by selecting the patients most likely to benefit from each of our therapeutic candidates and avoid the treatment of non-responder patients. All of our therapeutic candidates are clinical stage assets and the FDA has not yet approved any of our therapeutic candidates or any of our DRP® companion diagnostics. As used in this prospectus, statements regarding the use of our proprietary DRP® companion diagnostics or our proprietary DRP® platform or our observations that a therapeutic candidate may have anti-cancer or anti-tumor activity or is observed to be well tolerated in a patient population should not be construed to mean that we have resolved all issues of safety and/or efficacy for any of our therapeutic candidates or DRP® companion diagnostic. Issues of safety and efficacy for any therapeutic candidate or companion diagnostic may only be determined by the U.S. FDA or other applicable regulatory authorities in jurisdictions outside the United States.

Our clinical and commercial development team is advancing our pipeline of targeted oncology therapeutic candidates, all of which have previously succeeded at least through Phase 1 clinical trials demonstrating that the therapeutic candidate is well tolerated. Our three priority assets, stenoparib, dovitinib, and IXEMPRA® (ixabepilone) are all former drug candidates of large pharmaceutical companies. We recently announced that PARP inhibitor, stenoparib, is now our lead clinical asset, and is currently being advanced in two out of three of our ongoing clinical trials. We will continue to focus our energies, efforts, and resources on advancing clinical development of stenoparib, supported by continuing clinical development of our IXEMPRA® and dovitinib assets, both of which we continue to believe have substantial clinical and commercial potential.

Our lead therapeutic candidate is stenoparib (formerly E7449), a novel inhibitor of the key DNA damage repair enzyme PARP, which also has an observed inhibitory action against Tankyrases, another important group of DNA damage repair enzymes. Stenoparib was formerly developed by Eisai, Inc. (“Eisai”) through Phase 1 clinical trials, and we are currently advancing a Phase 2 clinical trial of this therapeutic candidate for the treatment of ovarian cancer at trial sites in the U.S. and Europe together with its stenoparib-specific DRP® companion diagnostic, for which the FDA has previously approved an Investigational Device Exemption (“IDE”) application. In addition, as a result of our July Offering (as defined below), we are continuing a stenoparib in combination with dovitinib Phase 1b/2 clinical trial for second-line or later treatment of metastatic ovarian cancer.

Our most clinically-advanced therapeutic candidate, dovitinib, is a selective inhibitor of several classes of tyrosine kinases, including FGFR and VEGFR, and was formerly developed by Novartis Pharma AG (“Novartis”) through Phase 3 clinical trials in numerous indications. We submitted a New Drug Application (“NDA”) with the FDA on December 21, 2021, for the third line treatment of metastatic renal cell carcinoma (mRCC or kidney cancer) in patients selected by our Dovitinib-DRP® companion diagnostic. Prior to submission of the NDA, we submitted a Pre-Market Approval (“PMA”) application to the FDA for approval of our dovitinib-specific DRP® companion diagnostic for use to select and treat patients likely to respond to dovitinib. On February 15, 2022, we received Refusal to File (RTF) letters for both our dovitinib NDA and our DRP®-Dovitinib companion diagnostic PMA. The FDA had asserted that neither our NDA or PMA meets the regulatory requirements to warrant a complete agency review. The primary grounds of rejection asserted by the FDA relates to our use of prior Phase 3 clinical trial data, generated by Novartis in a “superiority” endpoint study against sorafenib (Bayer), to support a “non-inferiority” endpoint in connection with the DRP®-Dovitinib companion diagnostic. Based upon the reasons given in the RTF letters and a subsequent Type C meeting with the FDA on May 31, 2022, we anticipate that the FDA will require a prospective Phase 3 clinical trial as well as additional dose optimization studies before regulatory approval of Dovitinib as a monotherapy and its companion diagnostic Dovitinib-DRP for the treatment of third-line mRCC can be obtained. While we have decided that the costs, risks and potential benefits of conducting these studies for dovitinib as a monotherapy for mRCC are no longer the best path toward commercial success, we continue to evaluate other potential Phase 1b/2 clinical trials for dovitinib combined with other approved drugs in the mRCC space and in other indications. On March 20, 2023, we announced that we had dosed our first patient in a Phase 1b clinical study to evaluate the combination of stenoparib and dovitinib for the treatment of advanced solid tumors, including ovarian cancer. The completion of the July Offering provided us with some financing to dose additional patients and our ability to continue these clinical trials will be dependent upon additional financing. Our decision to advance dovitinib as a combination therapy and not as a monotherapy is based on our belief that both the science and the market for oncology therapies has shifted towards combination therapies and away from monotherapies for multiple indications of cancer. We further believe that our DRP®-Dovitinib companion diagnostic is indication agnostic and our retrospective analysis of the clinical data generated in the Novartis clinical studies for mRCC will also support a companion diagnostic for dovitinib in second-line or later treatment of metastatic ovarian cancer, as well as other indications.

Our third priority therapeutic candidate is IXEMPRA® (ixabepilone), a selective microtubule inhibitor, which has been shown to interfere with cancer cell division, leading to cell death. IXEMPRA® was formerly developed and brought to market by Bristol-Myers Squibb, is currently marketed and sold in the U.S. by R-PHARM US LLC, for the treatment of metastatic breast cancer treated with two or more prior chemotherapies. We are currently advancing IXEMPRA®, together with its drug-specific DRP® companion diagnostic, in a Phase 2 European clinical trial for the same indication, with the goal of eventually submitting an application for Marketing Authorization with the European Medicine Agency to market IXEMPRA®, together with its drug-specific DRP® companion diagnostic, in the European market.

We have in-licensed the intellectual property rights to develop, use and market our two most advanced therapeutic candidates, dovitinib and stenoparib. Consequently, we must perform all of the obligations under these license agreements, including the payment of substantial development milestones payments and royalty payments on future sales in the event we receive marketing approval for dovitinib or stenoparib in the future. If we fail to perform our obligations under our license agreements, we may lose the intellectual property rights to these therapeutic candidates which will have a material adverse effect on our business.

Our focused approach to address major unmet needs in oncology leverages our management’s expertise in discovery, medicinal chemistry, manufacturing, clinical development, and commercialization. As a result, we have created substantial intellectual property around the composition of matter for our new chemical entities. The foundations of our approach include:

●	The pursuit of clinical-stage assets: We strive to identify and pursue novel oncology therapeutic candidates that have advanced beyond Phase 1 clinical trials and are preferably Phase 2 to Phase 3 clinical stage assets. Accordingly, the assets we have acquired, and intend to acquire, have undergone prior clinical trials by other pharmaceutical companies with clinical data that helps us evaluate whether these candidates will be well tolerated in the tested patient population, and in some cases, have observed anti-cancer or anti-tumor activity that would support additional clinical trials using our DRP® platform. We often focus our acquisition efforts on therapeutic candidates that have been the subject of clinical trials conducted by large pharmaceutical companies. Further we intend to select therapeutic candidates for which we believe we can develop a drug-specific DRP® to advance together with the therapeutic candidate in further clinical trials as a companion diagnostic to select and treat the patients most likely to respond to the therapeutic candidate. We further consider whether the licensor or assignor can provide us substantial clinical grade active pharmaceutical ingredients (“API”) for the therapeutic candidate, at low-to-no cost, for our use in future clinical trials. The availability of API at low-to-no cost reduces both our future clinical trial costs and the lead time it takes us to start a new clinical trial for the therapeutic candidate. As an example, our therapeutic candidate, dovitinib, was developed by Novartis through Phase 2 clinical trials in numerous indications and in Phase 3 clinical trials for RCC before we acquired the therapeutic candidate, and it came with a substantial API.

●	Our proprietary DRP® companion diagnostics: We believe our proprietary and patentedDRP® platform provides us with a substantial clinical and commercial competitive advantage for each of the therapeutic candidates in our pipeline. Our DRP® companion diagnostic platform is a proprietary, predictive biomarker technology that employs complex systems biology, bio-analytics with a proprietary clinical relevance filter to bridge the gap between in vitro cancer cell responsiveness to a given therapeutic candidate and in vivo likelihood of actual patient response to that therapeutic candidate. The DRP® companion diagnostic platform has been retrospectively validated by us using retrospective observational studies in 35 clinical trials that were conducted or sponsored by other companies. We intend to develop and validate a drug-specific DRP® biomarker for each and every therapeutic candidate in our therapeutic candidate pipeline to serve as a companion diagnostic to select and treat patients most likely to respond to that therapeutic candidate. Although we are in the early stages of our companion diagnostic development and have not yet received a PMA from the FDA, our DRP® technology has been peer-reviewed by numerous publications and we have patented our DRP® platform for more than 70 anti-cancer drugs. While retrospective studies guide our clinical development of our companion diagnostics, prospective clinical trials may be required in order to receive a PMA from the FDA.

●	A precision oncology approach: Our focused strategy is to advance our pipeline of therapeutic candidates, together with DRP® companion diagnostics, to bring these therapeutic candidates, once approved, to market and to patients through a precision oncology approach. Our DRP® companion diagnostic platform provides a gene expression fingerprint that we believe reveals whether a specific tumor in a specific patient is likely to respond to one of our therapeutic candidates and therefore can be used to identify those patients who are most likely to respond to a particular therapeutic treatment in order to guide therapy decisions and lead to better treatment outcomes. We believe our DRP® companion diagnostic platform may be used both to identify a susceptible patient population for inclusion in clinical trials during the drug development process (and to exclude the non-susceptible patient population), and further to select the optimal anti-cancer drug for individual patients in the treatment setting once an anti-cancer drug is approved and marketed. By including only patients that have tumors that we believe may respond to our therapeutic candidate in our clinical trials, we believe our proprietary DRP® companion diagnostics platform has the potential to improve the overall treatment response in our clinical trials and thereby improving our chances for regulatory approval to market our therapeutic candidate, while potentially reducing the time, cost, and risk of clinical development.

The following chart summarizes our therapeutic candidate pipeline:

Corporate Information

Our former parent, Allarity Therapeutics A/S, was founded in Denmark in 2004 by our chief scientific officer, Steen Knudsen, Ph.D., and our Director and Senior Vice President of Investor Relations, Thomas Jensen, both of whom were formerly academic researchers at the Technical University of Denmark working to advance novel bioinformatic and diagnostic approaches to improving cancer patient response to therapeutics. On May 20, 2021, we entered a Plan of Reorganization and Asset Purchase Agreement (the “Recapitalization Share Exchange”), between us, Allarity Acquisition Subsidiary, our wholly owned Delaware subsidiary (“Acquisition Sub”), and Allarity Therapeutics A/S, an Aktieselskab organized under the laws of Denmark. Pursuant to the terms of the Recapitalization Share Exchange, our Acquisition Sub acquired substantially all of the assets and liabilities of Allarity Therapeutics A/S in exchange for shares of our common stock on December 20, 2021, and our common stock began trading on the Nasdaq Global Market on that same day.

Our principal executive offices are located at 24 School Street, 2nd Floor, Boston, MA 02108 and our telephone number is (401) 426-4664. Our corporate website address is www.allarity.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Allarity and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including presenting only the two most recent fiscal years of audited financial statements and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus and any accompanying prospectus supplement, including the risk factors set forth in our filings we make with the SEC from time to time, that are incorporated by reference herein, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2022, our Form 10-Q for the quarterly period ended June 30, 2023, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus and all other information contained in the applicable prospectus supplement and applicable free writing prospectus, and other documents we file with the SEC that are deemed incorporated by reference into this prospectus before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

USE OF PROCEEDS

Unless we specify otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the issuance or sale of our securities for working capital and for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the accompanying prospectus supplement to this prospectus. We will retain broad discretion over the use of the net proceeds from the issuance or sale of our securities.

MARKET INFORMATION

Our common stock is listed on the Nasdaq Capital Market under the symbol “ALLR.” Our common stock previously was listed on the Nasdaq Global Market prior to June 27, 2023. Prior to the consummation of the Recapitalization Share Exchange on December 20, 2021, Allarity Therapeutics A/S ordinary shares were listed on the Nasdaq First North Growth Market: Stockholm under the symbol “ALLR:ST.” As of October 13, 2023, there was one (1) holder of record of our common stock. The foregoing number of stockholders of record does not include an unknown number of stockholders who hold their stock in “street name.”

On November 22, 2022, our Board declared a dividend of Series B Preferred Stock to the stockholders of record of common stock and Series A Preferred Stock as of December 5, 2022. On December 5, 2022, each share of common stock then outstanding received 0.016 of a share of Series B Preferred Stock and each share of Series A Preferred Stock outstanding received 1.744 shares of Series B Preferred Stock. All Series B Preferred Stock were redeemed at $0.01 per share. Pursuant to the terms of the Original Series A COD and Certificate of Designations of Series C Preferred Stock, the Company recorded a deemed dividend of 8% on the Series A Preferred Stock of $1,572,000 for the year ended December 31, 2022 and a deemed dividend of 5% on the Series C Preferred Stock of $4,000,000 for the quarter ended March 31, 2023. In the quarter ended June 30, 2023, the Company recorded a deemed dividend of $119,000 on the Series C Preferred Stock and a deemed dividend of $7,287,000 on the Series A Preferred Stock.

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our common stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock. We urge you to read the applicable provisions of DGCL and our Certificate of Incorporation and bylaws carefully and in their entirety because they describe your rights as a holder of shares of our capital stock. This description gives effect to the Share Consolidations.

General

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our Certificate of Incorporation authorizes capital stock consisting of 750,000,000 shares of common stock, par value $0.0001 per share, and 500,000 shares of preferred stock, par value $0.0001 per share, of which 20,000 shares of preferred stock have been designated Series A Convertible Preferred Stock; 200,000 shares of preferred stock have been designated as Series B Preferred Stock; and 50,000 shares of preferred stock have been designated as Series C Preferred Stock.

On March 24, 2023, we effected the 1-for-35 share consolidation of our common stock. Subsequently on June 28, 2023, we effected a 1-for-40 share consolidation of our common stock. The par value of our common stock remains unchanged.

As of November 1, 2023, we had:

●	4,185,623 shares of common stock issued and outstanding;

●	up to 9,452,667 shares of Common Stock issuable upon exercise of a warrant to purchase Common Stock at an exercise price of $1.00 per share, subject to adjustment (“Exchange Warrant”), issued to 3i, LP pursuant to a Modification and Exchange Agreement dated April 20, 2023, as amended (the “Exchange Agreement”);

●	2,095,867 shares of common stock issuable upon the exercise of common stock purchase warrants issued in connection with public offering that closed in April 2023(“April 2023 Common Stock Warrants”) and common stock purchase warrants issued in connection with public offering that closed in July 2023 (“July 2023 Common Stock Warrants”) at an exercise price of $1.00 per share;

●	412 shares common stock issuable pursuant to outstanding options, with a weighted-average exercise price of $7,634;

●	1,401 shares of common stock available under our 2021 Equity Incentive Plan

●	up to 4,877,778 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock at an exercise price of $1.00 per share (the “Inducement Warrants”) issued by us to certain of investors (“September Investors”) in a private placement of the Inducement Warrants which closed in September 2023 pursuant to Warrant Exercise Inducement Letters dated September 14, 2023 (“Inducement Letter”);

●	up to 1,530,360 shares of common stock issuable to 3i, LP upon conversion of 1,417 share of our Series A Preferred Stock based upon a conversion price of $1.00 and stated value of $1,080, subject to adjustment; and

●	no shares of Series B Preferred Stock and no shares of Series C Preferred Stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election or removal of directors, except for any directors who are elected exclusively by the holders of a class of our preferred stock that entitles that class of stock to elect one or more directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock (and the holders of any preferred stock that may then be outstanding, to the extent required by our Certificate of Incorporation, including any certificate of designation with respect to any series of preferred stock) will be entitled to receive pro rata our remaining assets available for distribution, unless holders of a majority of the outstanding shares of common stock approve a different treatment of the shares. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. Our common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to our common stock. All shares of our common stock that will be outstanding at the effective time will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of our Series A Preferred Stock and any other shares of preferred stock we may authorize and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required under the Certificate of Incorporation, or bylaw or Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by stockholders. Our Board of Directors may determine, with respect to any series of preferred stock, the powers including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

●	the designation of the series;

●	the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of ours or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We may issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Series A Convertible Preferred Stock

On December 8, 2021, the Board adopted resolutions to create a series of twenty thousand (20,000) shares of preferred stock, par value $0.0001, designated as “Series A Convertible Preferred Stock.” On December 14, 2021, we filed the Original Series A COD for 20,000 shares of Series A Preferred Stock. On April 21, 2023, in connection with the transactions contemplated under the Exchange Agreement, the Company filed the Series A COD with the Delaware Secretary of State. The Series A COD eliminated the Series A Preferred Stock redemption right and dividend (except for certain exceptions as specified therein), and provided for the conversion of Series A Preferred Stock into common stock at an initial conversion price equal to the price for a share of common stock sold in the Offering, $30.00 per share and based on the stated value of $1,080 per share.

On May 30, 2023, the Company filed the Amended COD with the Delaware Secretary of State to amend the voting rights of the Series A Preferred Stock which among other things provided additional voting rights to the Series A Preferred Stock Under the Amended COD, holders of the Series A Preferred stock have the following voting rights: (1) holders of the Series A Preferred Stock have a right to vote on all matters presented at the Special Meeting together with the common stock as a single class on an “as converted” basis using the conversion price of $30.00 and based on stated value of $1,080 subject to a beneficial ownership limitation of 9.99%, and (2), in addition, holders of Series A Preferred Stock have granted the Board the right to vote, solely for the purpose of satisfying quorum and casting the votes necessary to adopt the Reverse Stock Split Proposal and the Adjournment Proposal under Delaware law, that will “mirror” the votes cast by the holders of shares of common stock and Series A Preferred Stock , together as a single class, with respect to the Reverse Stock Split Proposal and the Adjournment Proposal. The number of votes per each share of Series A Preferred Stock that may be voted by the Board shall be equal to the quotient of (x) the sum of (1) the original aggregated stated value of the Series A Preferred Stock when originally issued on December 20, 2021 (calculated based on the original stated value of $1,000 of the Series A Preferred Stock multiplied by 20,000 shares of Series A Preferred Stock) and (2) $1,200,000, which represents the purchase price of the Series C Preferred Stock when originally issued; divided by (y) the conversion price of $30.00. If the Board decides to cast the vote, it must vote all votes created by Amended COD in the same manner and proportion as votes cast by the holders of common stock and Series A Preferred Stock, voting as single class. The Series A Preferred Stock voting rights granted to the holders thereof relating to the Reverse Stock Split Proposal and the Adjournment Proposal expire automatically on July 31, 2023.

Except to the extent that the holders of at least a majority of the outstanding Series A Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of capital stock are junior in rank to all Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company will be subject to the rights, powers, preferences and privileges of the Series A Preferred Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Company will not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date or any other date requiring redemption or repayment of such shares of Junior Stock that is prior to the first anniversary from December 21, 2021. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Stock will maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation will result inconsistent therewith.

The Series A Preferred Stock has a liquidation preference equal to an amount per Series A Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Warrants, which was sold concurrent with the Series A Preferred Stock) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Conversion Amount of such Series A Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series A Preferred Stock into common stock immediately prior to the date of such payment, and will be entitled to convert into shares of common stock at an initial fixed conversion price of $30.00 per share, subject to a beneficial ownership limitation of 9.99%.

If certain defined “triggering events” defined in the Series A COD, as amended and restated and amended, occur, or our failure to convert the Series A Preferred Stock into common stock when a conversion right is exercised, failure to issue our common stock when the Exchange Warrant is exercised, failure to declare and pay to any holder any dividend on any dividend date, then we may be required to pay a dividend on the stated value on the Series A Preferred Stock in the amount of 18% per annum, but paid quarterly in cash, so long as the triggering event is continuing.

As a result of the Company’s delay in filing its periodic reports with the SEC in 2022, a “triggering event” under Section 5(a)(ii) of the Original Series A COD, occurred on or about April 29, 2022, and because of the delay the Company was obligated to pay (i) registration delay payments under the RRA, (ii) additional amounts under the Original Series A COD, and (iii) legal fees incurred in the preparation of the Forbearance Agreement and Waiver to 3i, LP in an aggregate amount of $538,823 which was paid pursuant to that certain Forbearance Agreement and Waiver with 3i, LP

On June 6, 2023, 3i, LP and Company entered into the 3i Waiver Agreement pursuant to which 3i, LP (“3i Waiver Agreement”) agreed to waive certain rights granted under a Series A Preferred Stock securities purchase agreement dated December 20, 2021, the Exchange Agreement and the securities purchase agreement related to the April Offering in exchange for (i) amending the conversion price of the Series A Preferred Stock to equal the public offering price of the shares of common stock in July Offering if the public offering price of the shares of common stock in July Offering is lower than the then-current conversion price of the Series A Preferred Stock; (ii) participating in July Offering, at its option, under the same terms and conditions as other investors, of which proceeds from 3i, LP’s participation were agreed to be used to redeem a portion of shares of Series A Preferred Stock 3i, LP received from the Exchange Agreement; and (iii) (1) the repricing of the exercise price of the April 2023 Common Warrants to the exercise price of the common warrant offered in July Offering if the exercise price of the common warrant is lower than the then-current common warrants issued in the April Offering (the “April 2023 Common Warrant”) exercise price; and (2) extending the termination date of the April 2023 Common Warrants to the date of termination of the common warrants offered in July Offering.

On June 29, 2023, the Company entered into the June 2023 Purchase Agreement with 3i LP pursuant to which on June 30, 2023, 3i, LP purchased the 3i June Promissory Note for principal amount of $350,000. The terms of the 3i June Promissory Note provides that the outstanding obligations thereunder, including accrued interest will be paid in full at the Next Financing; provided, however, that if the gross proceeds from the financing are insufficient to settle the payment of the outstanding balance of the 3i June Promissory Note, together with all accrued interest thereon, in full, then the Company will instead be obligated to convert all of the unpaid principal balance of the note, together with all accrued interest thereon, into 486 shares of Series A Preferred Stock, In connection with the Purchase Agreement, the Company and 3i LP agreed to adjust the then conversion price of the Series A Preferred Stock to the Downward Adjustment to Conversion Price. Based on the closing price of the shares of common stock on June 28, 2023, the Downward Adjustment to Conversion Price is equal to $8.00 per share. In connection therewith, the Company filed the Second Certificate of Amendment to the Series A COD with the Delaware Secretary of State to amend the Series A COD to reflect the Downward Adjustment to Conversion Price.

Upon the consummation of the July Offering, pursuant to the 3i Waiver Agreement, the conversion price of the Series A Preferred Stock was further reduced to $4.50. On July 10, 2023, the Company filed the Third Amendment to effect the change to conversion price to $4.50.

Pursuant to the 3i Waiver Agreement upon the consummation of the July Offering, the conversion price of the Series A Preferred Stock was reduced to $4.50. On July 10, 2023, the Company filed a Third Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (“Third Amendment”) to effect the change to conversion price.

From the proceeds of the July Offering, on July 10, 2023, the Company redeemed (i) 4,630 shares of Series A Preferred Stock held by 3i, LP, for $5,000,400 in cash, and (ii) the 3i June Promissory Note for $350,886 in cash. Consequently, the 3i June Promissory Note was paid in full on July 10, 2023.

In connection with the Inducement Letter and the transactions contemplated therein, the Company and 3i, LP entered into the Waiver pursuant to which 3i, LP agreed to allow the filing of the Resale Registration Statement not otherwise permitted under certain agreements with 3i, LP. In consideration of entering in the Waiver, the Company agreed to amend the “Conversion Price” of the Series A Convertible Preferred Stock to equal $1.00 as soon as practicable. On September 22, 2023 the Company filed the Fourth Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware to reflect the new conversion price of the Series A Preferred Stock of $1.00. In addition, as a result of the Inducement Warrants, pursuant to the terms of the Exchange Warrant, in September 2023 the number of shares exercisable and the exercise price of the Exchange Warrant were adjusted to 9,452,667 shares of common stock and $1.00 per share, respectively.

Series B Preferred Stock

On November 22, 2022, the Board of Directors established the Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”). On November 22, 2022, we filed a Certificate of Designations setting forth the rights, preferences, privileges, and restrictions for 200,000 shares of Series B Preferred Stock. The holders of Series B Preferred Stock are not entitled to receive dividends of any kind. Each outstanding share of Series B Preferred Stock has 400 votes per share; The Series B Preferred Stock ranks senior to the common stock, but junior to the Series A Preferred Stock, as to any distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily The Series B Preferred Stock shall rank senior to the common stock, but junior to the Series A Preferred Stock. All shares of Series B Preferred Stock that are not present in person or by proxy through the presence of such holder’s shares of common stock or Series A Preferred Stock, in person or by proxy, at any meeting of stockholders held to vote on the proposals relating to reverse stock split, the Share Increase Proposal and the adjournment proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) will be automatically be redeemed by the Company at the Initial Redemption Time without further action on the part of the Company or the holder thereof (the “Initial Redemption”). Any outstanding shares of Series B Preferred Stock that have not been redeemed pursuant to an Initial Redemption will be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Company’s stockholders of the Reverse Stock Split Proposal and the Share Increase Proposal at any meeting of stockholders held for the purpose of voting on such proposals. Each share of Series B Preferred Stock redeemed in any Redemption will be redeemed in consideration for the right to receive an amount equal to $0.01 in cash for each share of Series B Preferred Stock as of the applicable Redemption Time. Each share of Series B Preferred Stock has 400 votes per share and is entitled to vote with the common stock and Series A Preferred Stock, together as a single class, on the certain proposals. The power to vote, or not to vote, the shares of Series B Preferred Stock is vested solely and exclusively in the Board of Directors, or its authorized proxy. As of February 3, 2023, all shares of Series B preferred stock have redeemed, and none are issued and outstanding.

Series C Preferred Stock

On February 24, 2023, the Board of Directors established the Series C Preferred Stock, and on February 24, 2023, we filed a Certificate of Designations of Series C Preferred Stock (the “Series C Certificate of Designations”) setting forth the rights, preferences, privileges, and restrictions for 50,000 shares of Series C Preferred Stock, as amended on February 28, 2023. As a result of transactions pursuant to an April 20, 2023, Modification and Exchange Agreement, as amended on May 26, 2023 (the “Exchange Agreement”), with 3i, LP, there are no shares of Series C Preferred Stock issued and outstanding.

Dividends. Under the terms of the Series C Certificate of Designations, the holders of Series C Preferred Stock will be entitled to receive dividends, based on the stated value of $27.00 per share, at a rate of five percent (5%) per annum, which shall accrue and be compounded daily, commencing on the date of first issuance of any Series C Preferred Stock until the date that the Series C Preferred Stock is converted to common stock.

Voting Rights. The Series C Certificate of Designations provides that the Series C Preferred Stock will have no voting rights other than the exclusive right to vote with respect to the Share Increase Proposal (as defined in the Series C Certificate of Designations) and the Reverse Stock Split Proposal (as defined in the Series C Certificate of Designations) and shall not be entitled to vote on any other matter except to the extent required under the DGCL, and the right to cast 620 votes per share of Series C Preferred Stock on the Share Increase and Reverse Stock Split Proposals.

Liquidation. In addition, upon any liquidation, dissolution or winding-up of the Company, prior and in preference to the common stock, holders of Series C Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders an amount in cash equal to 105% of the aggregate stated value of $27.00 per share of all shares of Series C Preferred Stock held by such holder.

Conversion. The conversion price for the Series C Preferred Stock shall initially equal the lower of: (i) $6.37, which is the official closing price of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Original Issuance Date; and (ii) the lower of: (x) the official closing price of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Conversion Date or such other date of determination; and (y) the average of the official closing prices of the common stock on the Nasdaq Global Market (as reflected on Nasdaq.com) for the five (5) trading days immediately preceding the Conversion Date or such other date of determination, subject to adjustment herein. In no event shall the Series C Preferred Stock Conversion Price be less than $1.295 (the “Floor Price”). In the event that the Series C Preferred Stock Conversion Price on a Conversion Date would have been less than the applicable Floor Price if not for the immediately preceding sentence, then on any such Conversion Date the Company shall pay the Holder an amount in cash, to be delivered by wire transfer out of funds legally and immediately available therefor pursuant to wire instructions delivered to the Company by the Holder in writing, equal to the product obtained by multiplying (A) the higher of (I) the highest price that the common stock trades at on the Trading Day immediately preceding such Conversion Date and (II) the applicable Series C Preferred Stock Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of common stock delivered (or to be delivered) to the Holder on the applicable Share Delivery Date with respect to such conversion of Series C Preferred Stock from (II) the quotient obtained by dividing (x) the applicable Conversion Amount that the Holder has elected to be the subject of the applicable conversion of Series C Preferred Stock, by (y) the applicable Series C Preferred Stock Conversion Price without giving effect to clause (x) of such definition.

Redemption. Each holder of Series C Preferred Stock shall have the right to cause the Company to redeem in cash all or part of such holder’s shares of Series C Preferred Stock at a price per share equal to 110% of the stated value of $27.00 per share (i) after the earlier of (1) the receipt of Authorized Stockholder Approval (as defined in the Series C Certificate of Designations) and (2) the date that is 60 days following the original issue date and (ii) before the date that is 365 days after the original issue date. Upon receipt of a written notice to the Company by each holder (each, a “Redemption Notice”) setting forth the number of shares of Series C Preferred Stock that such holder wishes to redeem, the Company shall redeem such shares of Series C Preferred Stock in accordance with the Redemption Notice no later than 5 days after the date on which the Redemption Notice is delivered to the Company.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board of Directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to shareholders and any other factors our Board of Directors may consider relevant.

On November 22, 2022, the Board of Directors declared a dividend of Series B Preferred Stock to the stockholders of record of common stock and Series A Preferred Stock as of December 5, 2022. On December 5, 2022, each share of common stock outstanding received 0.016 of a share of Series B Preferred Stock and each share of Series A Preferred Stock outstanding received 1.744 shares of Series B Preferred Stock.

Pursuant to the terms of the respective Original Series A COD and Series C Certificate of Designations, the Company recorded a deemed dividend of 8% on the Series A Preferred Stock of $1,572,000 for the year ended December 31, 2022 and a deemed dividend of 5% on the Series C Preferred Stock of $4,000,000 for the quartered ended March 31, 2023. In the quarter ended June 30, 2023, the Company recorded a deemed dividend of $119,000 on the Series C Preferred Stock and a deemed dividend of $7,287,000 on the Series A Preferred Stock.

We have no current plans to pay cash dividends on our common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. Because we will be a holding company and will have no direct operations, we will only be able to pay dividends from funds we receive from our operating subsidiaries. In addition, our ability to pay dividends may be limited by the agreements governing any indebtedness that we or our subsidiaries incur in the future.

Warrants

There is no established public trading market for the Exchange Warrant, pre-funded warrants and common warrants and we do not expect a market to develop. In addition, we do not intend to apply to list our warrants on any national securities exchange or other trading market.

PIPE Warrant and Exchange Warrant

Concurrently with the issuance of our Series A Preferred Stock, on December 20, 2021, we issued to 3i, LP a PIPE Warrant to purchase 1,443 shares of our common stock at an exercise price of $13,868.40 per share. In connection with the Exchange Agreement, on April 21, 2023, the PIPE Warrant was exchanged for the Exchange Warrant with the right to purchase 315,085 shares of our common stock at an exercise price of $30.00 per share, subject to adjustment upon closing of July Offering. Notwithstanding the foregoing changes, all other terms of the Exchange Warrant are substantially the same as the terms of the PIPE Warrant. Under the Exchange Agreement, subject to certain exceptions we agreed that so long as any holder of Series A Preferred Stock beneficially owns any shares of Series A Preferred Stock, the Company will not, without the prior written consent of certain holders of Series A Preferred Stock, issue any Series A Preferred Stock. The Company agreed that neither the Company nor any of its subsidiaries would issue, offer, sell, grant any option or right to purchase, or otherwise dispose of (or announce any issuance, offer, sale, grant of any option or right to purchase or other disposition of) any equity security or any equity-linked or related security (including, without limitation, any “equity security” except for the April Offering (any such issuance, offer, sale, grant, disposition or announcement (whether occurring during certain restricted period or at any time thereafter).

Upon the closing of the July Offering, the number of shares exercisable under the Exchange Warrant and the exercise price was adjusted to 2,100,565 shares of common stock and $4.50 per share, respectively. Subsequently on July 26, 2023, pursuant to Section 2(e) of the Exchange Warrant, due to the event market price on the 16th day after the June Reverse Stock Split being less than the exercise price of the Exchange Warrant then in effect, the number of shares exercisable under such Warrant and the exercise price was further adjusted to 3,134,693 shares and $3.0155 per share, respectively. In addition, as a result of the Inducement Warrants, pursuant to the terms of the Exchange Warrant, in September 2023 the number of shares exercisable and the exercise price of the Exchange Warrant was adjusted to 9,452,667 shares of common stock and $1.00 per share, respectively.

The terms of the Exchange Warrant are as follows:

●	The Exchange Warrant has a term of three years and expire on December 20, 2024;

●	The exercise of the Exchange Warrant is subject to a beneficial ownership limitation of 9.99%;

●	The exercise price and the number of shares issuable upon the exercise of the Exchange Warrant are subject to adjustment, as follows:

●	In the event of a stock dividend, stock split or stock combination recapitalization or other similar transaction involving the Company’s common stock the exercise price will be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event;

●	If the Company sells or issues any shares of common stock, options, or convertible securities at an exercise price less than a price equal to the Exchange Warrant exercise price in effect immediately prior to such sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the exercise price then in effect shall be reduced to an amount equal to the new issuance price;

●	Simultaneously with any adjustment to the exercise price, the number of shares that may be purchased upon exercise of the Exchange Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable for the adjusted number of shares shall be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise) and;

●	Voluntary adjustment reducing the exercise price for the Company to any amount and for any period deemed appropriate by the Board of Directors of the Company with the prior written consent of the Required Holders.

In the event of either the Company consolidating or merging with or into another entity (the “Fundamental Transaction”), the sale or assignment of substantially all of the Company’s subsidiaries, or a Triggering Event (as defined in the Original Series A COD), the holder is entitled to require the Company to pay the holder an amount in cash equal to the Black-Scholes value of the Exchange Warrant on or prior to the later of the second trading after the date of request for payment and the date of consummation of the Fundamental Transaction; or at any time after the occurrence of the Triggering Event.

Common Warrants Issued in April Offering and July Offering

July 2023 Common Warrants

In connection with the July Offering, the Company issued the July 2023 Common Warrants. Subject to certain ownership limitations, the 2023 July Common Warrants are exercisable immediately from the date of issuance. The 2023 July Common Warrants have an exercise price of $4.50 per share and expire on the 5 year anniversary of the date of issuance, July 10, 2023, unless otherwise agreed upon by us and holder of the warrant. The exercise price of the 2023 July Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Company’s common stock. In the event of a fundamental transaction, as described in the 2023 July Common Warrants, each of the holders of the 2023 July Common Warrants will have the right to exercise its 2023 July Common Warrant and receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of shares of the Company’s common stock issuable upon the exercise of its 2023 July Common Warrant. Additionally, in the event of a fundamental transaction within the Company’s control, as described in the 2023 July Common Warrants, each holder of the 2023 July Common Warrants will have the right to require the Company to repurchase the unexercised portion of its 2023 July Common Warrant at its fair value using a variant of the Black Scholes option pricing formula. In the event of a fundamental transaction that is not within the Company’s control, each holder of the 2023 July Common Warrants will have the right to require the Company or a successor entity to redeem the unexercised portion of its 2023 July Common Warrant for the same consideration paid to the holders of the Company’s common stock in the fundamental transaction at the unexercised 2023 July Common Warrant’s fair value using a variant of the Black Scholes option pricing formula.

Pursuant to a securities purchase agreement entered into with certain investors in the April Offering (“April Investors”), we agreed that for a period of 90 days from the close of the April Offering, that we would not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or securities convertible or exercisable into common stock or file a registration statement with the SEC to register our securities, subject to certain exceptions. The investors to the securities purchase agreement in the April Offering have agreed to waive that provision and permit the offering of our common stock, pre-funded warrants and common warrants in exchange for (i) the repricing of the exercise price of the April 2023 Common Warrants to the exercise price of the common warrant offered in July Offering if the exercise price of the common warrant is lower than the then-current April 2023 Common Warrants exercise price; and (ii) extending the termination date of the April 2023 Common Warrants to the date of termination of the common warrants offered in July Offering. Concurrent with the close of the July Offering, the Company entered into an Amended and Restated common stock Purchase Warrant to memorialize the repricing of exercise price of the April 2023 Common Warrants to $4.50 and the extension of the termination of the April 2023 Common Warrants to July 10, 2028.

In connection with the Inducement Warrants, the exercise price of the July 2023 Common Warrants was further adjusted to $1.00 per share.

April 2023 Common Warrants

On April 21, 2023, we closed a public offering of 71,734 shares of our common stock and 71,734 common stock purchase warrants, each exercisable for one share of common stock, at a combined public offering price of $30.00, and 178,267 pre-funded warrants, each exercisable for one share of common stock, and 178,267 common stock purchase warrants at a combined public offering price of $30.00 less the $0.001 for the pre-funded warrants, for aggregate gross proceeds of approximately $7.5 million, before deducting placement agents fees and offering expenses payable by the Company (the “April Offering”). Such securities were sold pursuant to a securities purchase agreement with the purchaser signatory thereto or pursuant to the prospectus which was part of an effective registration statement on Form S-1 filed with the SEC. The pre-funded warrants and the common warrants were immediately separable and were issued separately in the April Offering. Pursuant to a securities purchase agreement entered into with certain investors in the April Offering, we agreed that for a period of 90 days from the close of the April Offering, that we would not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or securities convertible or exercisable into common stock or file a registration statement with the SEC to register our securities, subject to certain exceptions. In addition, we agreed that for a period of six (6) month anniversary of the April Offering closing date, we would not effect or enter into an agreement to effect any issuance by us shares of common stock or Common Stock Equivalents (as defined in the securities purchase agreement) involving a Variable Rate Transaction (the “April Restrictive Provisions”). “Variable Rate Transaction” means a transaction in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for shares of common stock or (ii) enter into, or effect a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby we may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled.

As of the date of this prospectus, there are no pre-funded warrants outstanding from the April Offering. In connection with the April Offering, the Company issued the April 2023 Common Warrants. Subject to certain ownership limitations, the April 2023 Common Warrants are exercisable immediately from the date of issuance. The April 2023 Common Warrants have an exercise price of $34.00 per share and expire on the 5 year anniversary of the date of issuance, April 21, 2023, unless otherwise agreed upon by us and holder of the warrant. The exercise price of the April 2023 Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Company’s common stock. In the event of a fundamental transaction, as described in the April 2023 Common Warrants, each of the holders of the April 2023 Common Warrants will have the right to exercise its April 2023 Common Warrant and receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of shares of the Company’s common stock issuable upon the exercise of its April 2023 Common Warrant. Additionally, in the event of a fundamental transaction within the Company’s control, as described in the April 2023 Common Warrants, each holder of the April 2023 Common Warrants will have the right to require the Company to repurchase the unexercised portion of its April 2023 Common Warrant at its fair value using a variant of the Black Scholes option pricing formula. In the event of a fundamental transaction that is not within the Company’s control, each holder of the April 2023 Common Warrants will have the right to require the Company or a successor entity to redeem the unexercised portion of its April 2023 Common Warrant for the same consideration paid to the holders of the Company’s common stock in the fundamental transaction at the unexercised April 2023 Common Warrant’s fair value using a variant of the Black Scholes option pricing formula.

Pursuant to a securities purchase agreement entered into with certain investors in the April Offering, we agreed that for a period of 90 days from the close of the April Offering, that we would not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or securities convertible or exercisable into common stock or file a registration statement with the SEC to register our securities, subject to certain exceptions. The investors to the securities purchase agreement in the April Offering have agreed to waive that provision and permit the offering of our common stock, pre-funded warrants and common warrants in exchange for (i) the repricing of the exercise price of the April 2023 Common Warrant to the exercise price of the common warrant offered in July Offering if the exercise price of the common warrant is lower than the then-current April 2023 Common Warrant exercise price; and (ii) extending the termination date of the April 2023 Common Warrant to the date of termination of the common warrants offered in July Offering. Concurrent with the close of the July Offering, the Company entered into an Amended and Restated Common Stock Purchase Warrant to memorialize the repricing of exercise price of the April 2023 Common Warrant to $4.50 and the extension of the termination of the April 2023 Common Warrant to July 10, 2028.

In connection with the Inducement Warrants, the exercise price of the April 2023 Common Warrants was further adjusted to $1.00 per share.

General Terms of Common Warrants

The following summary of certain terms and provisions of common warrants.

Exercisability. The common warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. No fractional shares of common stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrants.

Transferability. Subject to applicable laws, common warrants in physical form may be transferred upon surrender of the common warrant together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the common warrants, and we do not expect a market to develop. In addition, we do not intend to list the common warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of common warrant, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holder of the common warrant will have the right to require us or the successor entity to purchase the remaining unexercised portion of the common warrant in cash in an amount equal to a Black Scholes Value as defined in the common warrant.

Inducement Warrants

In September 2023, we entered into the Inducement Letter dated September 14, with each of Armistice Capital Master Fund Ltd. and Sabby Volatility Warrant Master Fund, Ltd., or the September Investors, who were the holders of Existing Warrants from the April Offering and the July Offering. Pursuant to the Inducement Letter, the September Investors agreed to exercise for cash their respective Existing Warrants to purchase an aggregate of up to 2,438,889 shares of the Company’s common stock, or the Existing Warrant Shares, at a reduced exercise price of $1.00 per share, in consideration for the Company’s agreement to issue a new unregistered common stock purchase warrant to purchase up to a number of shares of common stock equal to 200% of the number of Existing Warrant Shares issued, or the Inducement Warrants, pursuant to each Existing Warrant exercise, or the Inducement Warrant Shares, exercisable for five (5) and six (6) months years from the issue date, at an exercise price of $1.00, subject to adjustment. Upon execution of the Inducement Letter by each of the September Investors Company issued the Inducement Warrants to the September Investors pursuant to a private placement.

We also agreed to file a registration statement on Form S-3 (or other appropriate form if we are not then Form S-3 eligible) providing for the resale of the Inducement Warrant Shares issuable upon the exercise of the Inducement Warrants, or the Resale Registration Statement, on or before October 15, 2023, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 90 days following the date of the issuance of the Inducement Warrants and to keep the Resale Registration Statement effective at all times until no holder of the Inducement Warrants owns any Inducement Warrants or Inducement Warrant Shares. The Resale Registration Statement for the resale of up to 4,877,778 shares of common stock was filed with the SEC on October 10, 2023.

We also granted liquidated damages to the September Investors in the event that we fail to (i) provide current public information required under Rule 144(c), or a Public Information Failure or (ii) obtain Stockholder Approval, if required, as defined in the letter agreement, or Stockholder Approval Failure, and the September Investors are unable to sell their Inducement Warrant Shares. In either event, or both events, we will be required to pay the September Investors an amount in cash equal to one and one-half percent (1.5%) of the aggregate exercise price of the Inducement Warrants held by the Holder on the day of a Public Information Failure and/or Stockholder Approval Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty (30) days) thereafter until the Public Information Failure and Stockholder Approval Failure are cured).

In addition, under the terms of the Inducement Letter and the Securities Purchase Agreement relating to the July Offering, until January 10, 2024, the Company is prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of shares of common stock or common stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for shares of common stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Company may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

Annual Stockholder Meetings

Our bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our shareholders will have appraisal rights in connection with a reorganization or consolidation we may undertake in the future. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such reorganization or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Shareholders’ Derivative Actions

Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Anti-Takeover Provisions

Our Certificate of Incorporation and our by-laws could make it more difficult for a third-party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue shares of preferred stock, which may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third-party and thereby preserve control by the present management.

Provisions of our Certificate of Incorporation, by-laws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and bylaws and Delaware law, as applicable, among other things:

●	provide for a classified board of directors;

●	provide the board of directors with the ability to alter the by-laws without stockholder approval;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

Exclusive Forum

Our Certificate of Incorporation provides that unless we consent to the selection of an alternative forum, any (1) derivative action or proceeding brought on our behalf, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to us or our shareholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or Certificate of Incorporation or bylaws or (4) action asserting a claim governed by the internal affairs doctrine or otherwise related to our internal affairs shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. In addition, the provisions described above will not apply to suits brought to enforce a duty or liability arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act where the state courts have concurrent jurisdiction and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and the rights of our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Certificate of Incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royal Street, Canton, MA 02021.

Exchange Listing

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “ALLR.”

Description of Warrants

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants, as well as any warrant agreement that contains the terms of the warrants. We urge you to read the applicable prospectus supplements related to the warrants that we may sell under this prospectus, as well as the complete warrant agreements that will contain the terms of any warrants.

We may issue warrants to purchase shares of our common stock or preferred stock. Such warrants may be issued in one or more series, independently or together with shares of common stock or preferred stock or other equity or debt securities and may be attached or separate from such securities. The warrants may also be in the form of pre-funded warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We may issue warrants directly or under a separate warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of warrants.

The applicable prospectus supplement and the applicable warrant agreement will describe the particular terms of any series of warrants we may issue, including the following:

●	the title of such warrants;

●	the aggregate number of such warrants offered;

●	the price or prices at which such warrants will be issued;
●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
●

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

●

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

●	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;
●	whether such warrants will be issued in registered form or bearer form;
●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	the terms of the securities issuable upon exercise of the warrants;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions;

●	if applicable, a discussion of certain federal United States income tax considerations; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent, if any, may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive distributions or dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Description of Debt Securities

General

We may issue debt securities which may or may not be converted into common stock or preferred stock. We may issue the debt securities independently or together with any underlying securities, and warrants may be attached or separate from the underlying securities. We may also issue a series of debt securities under a separate indenture agreement to be entered into between us and an indenture agent. Such indenture agreement, if any, will not be qualified with the SEC pursuant to an exemption. The indenture agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. In no case shall the amount of the debt securities exceed $10,000,000 in the aggregate.

In connection with the issuance of any debt securities, we do not intend to issue them pursuant to a trust indenture. However, if a trust indenture is requested by a placement agent, underwriter or broker-dealer as a condition of the financing, we will provide and enter into a trust indenture unless we are required to register such trust indenture under the Trust Indenture Act of 1939 (“Trust Indenture Act”) in which case we will pass on the financing under this registration statement. Any trust indenture that we may enter into will be exempt from registration under Section 304(a)(9) of the Trust Indenture Act and Rule 4a-3 promulgated thereunder, which provides for an exemption for debt securities in which the aggregate principal amount of outstanding will not exceed $10,000,000 in the aggregate during a 36-month period. We will not issue debt securities, if any, pursuant to a trust indenture that will exceed $10,000,000 in the aggregate at any one time during a 36-month period. If a trust indenture is entered into, we will file the indenture as an exhibit on Form 8-K before making any offer of debt securities.

The following description is a summary of selected provisions relating to the debt securities that we may issue. The summary is not complete. When debt securities are offered in the future, a prospectus supplement, information incorporated by reference or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of debt securities in the applicable prospectus supplement, information incorporated by reference or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific debt securities document or agreement. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” above for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of debt securities, we mean all debt securities issued as part of the same series under the applicable indenture.

Terms

The applicable prospectus supplement, information incorporated by reference or free writing prospectus, may describe the terms of any debt securities that we may offer, including, but not limited to, the following:

●	The title of the debt securities;

●	The total amount of the debt securities;

●	The amount or amounts of the debt securities will be issued and interest rate;

●	The conversion price at which the debt securities may be converted;

●	The date on which the right to exercise the debt securities will commence and the date on which the right will expire;

●	If applicable, the minimum or maximum amount of debt securities that may be exercised at any one time;

●	If applicable, the designation and terms of the underlying securities with which the debt securities are issued and the amount of debt securities issued with each underlying security;

●	If applicable, a discussion of material United States federal income tax consideration;

●	If applicable, the terms of the payoff of the debt securities;

●	The identity of the indenture agent, if any;

●	The procedures and conditions relating to the exercise of the debt securities; and

●	Any other terms of the debt securities, including terms, procedure and limitation relating to the exchange or exercise of the debt securities.

Form, Exchange and Transfer

We may issue the debt securities in registered form or bearer form. Debt securities issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the debt securities represented by the global security. Those investors who own beneficial interests in global debt securities will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any debt securities are issued in non-global form, debt securities certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus.

Prior to the exercise of their debt securities, holders of debt securities exercisable for shares of debt securities will not have any rights of holders of common stock or preferred stock, and will not be entitled to dividend payments, if any, or voting rights of the common stock or preferred stock.

Conversion of Debt Securities

A debt security may entitle the holder to purchase, in exchange for the extinguishment of debt, an amount of securities at an exercise price that will be stated in the debt security. Debt securities may be converted at any time up to the close of business on the expiration date set forth in the terms of such debt security. After the close of business on the expiration date, debt securities not exercised will be paid in accordance with their terms.

Debt securities may be converted as set forth in the applicable offering material. Upon receipt of a notice of conversion properly completed and duly executed at the corporate trust office of the indenture agent, if any, or to us, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the debt security represented by such security is converted, a new debt security will be issued for the remaining debt security.

Description of Units

The following is a general description of the terms of the units we may offer from time to time. Particular terms of the units will be described in the applicable unit agreements and the applicable prospectus supplement for the units. We urge you to read the applicable prospectus supplements related to the units that we may sell under this prospectus, as well as the complete unit agreements that will contain the terms of any units.

We may issue units comprised of common stock, preferred stock, warrants, debt securities or any combination thereof. Units may be issued in one or more series, independently or together with common stock, preferred stock, warrants or debt securities, or the units may be attached to or separate from such securities. We may issue units directly or under a unit agreement to be entered into between us and a unit agent. We will name any unit agent in the applicable prospectus supplement. Any unit agent will act solely as our agent in connection with the units of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date. We may issue units in such amounts and in such numerous distinct series as we determine.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including, without limitation:

●	Through agents;

●	To or through underwriters;

●	Through broker-dealers (acting as agent or principal);

●	Directly by us to purchasers (including our affiliates and shareholders), through a specific bidding or auction process, a rights offering, or other method;

●	Through a combination of any such methods of sale; or

●	Through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

●	Block transactions (which may involve crosses) and transactions on the Nasdaq Capital Market or any other organized market where the securities may be traded;

●	Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

●	Ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

●	Sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

●	Sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash, extinguishment of debt or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. This prospectus, the applicable prospectus supplement and any applicable free writing prospectus will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, or an underwriter, will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference or free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries or affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities.

These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

If more than ten percent (10%) of the net proceeds of any offering of securities made under this prospectus will be received by Financial Industry Regulatory Authority (“FINRA”) members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of securities offered hereby has been passed upon for us by Lewis Brisbois Bisgaard & Smith LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Allarity Therapeutics, Inc. appearing in our Annual Report on Form 10-K for the years ended December 31, 2022 and 2021, have been included herein by reference in reliance on the report of Wolf & Company, P.C., independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

CHANGE IN REGISTERED PUBLIC ACCOUNTING FIRMS

Current Auditor

On September 9, 2022, our Audit Committee approved the engagement of Wolf & Company, P.C. (“Wolf”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Subsequently, the Board approved the engagement of Wolf as our independent registered public accounting firm for the fiscal year ending December 31, 2021. During the two most recent fiscal years ended December 31, 2020 and December 31, 2021 and through the subsequent interim period to September 9, 2022, neither the Company, nor anyone on its behalf, consulted with Wolf regarding any accounting or auditing issues involving the Company, including (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Former Auditor

On August 8, 2022, our former independent registered public accounting firm, Marcum LLP (“Marcum”) notified us in writing that our client-auditor relationship had ceased to be effective as of August 5, 2022. Marcum’s reports on the financial statements for the year ended December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles but it included an explanatory paragraph concerning the uncertainty of the Company’s ability to continue as a going concern.

In our Form 8-K filed with the SEC on August 12, 2022, we reported that during the fiscal year ended December 31, 2021, and subsequent interim period preceding Marcum’s resignation on August 5, 2022, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. Additionally, during this time period, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed in our Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022, we identified material weaknesses in our internal controls over financial reporting because we did not have a formal process for period end financial closing and reporting, we historically had insufficient resources to conduct an effective monitoring and oversight function independent from our operations and we lacked accounting resources and personnel to properly account for accounting transactions such as the issuance of warrants with a derivative liability component.

On August 12, 2022, we provided Marcum with a copy of the disclosures that we were making in response to Item 4.01 on the Form 8-K and requested that Marcum furnish us with a letter addressed to the SEC stating whether it agrees with our statements contained in the Form 8-K and, if not, stating the respects in which it does not agree.

On August 23, 2022, Marcum provided a letter regarding our disclosure contained in our Form 8-K filed on August 12, 2022, which agreed with our statements made in the third sentence of the preceding paragraph regarding the existence of material weaknesses in our internal control over financial reporting; however, Marcum disagreed regarding the description of such material weaknesses. Marcum indicated that the material weaknesses as disclosed in our Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022, were as follows: (i) a lack of accounting resources required to fulfill US GAAP and SEC reporting requirements; (ii) a lack of comprehensive US GAAP accounting policies and financial reporting procedures; (iii) lack of adequate procedures and controls to appropriately account for accounting transactions including liability and the valuation allowance on the deferred tax asset relating to the net operating losses; and (iv) a lack of segregation of duties given the size of the finance and accounting team. In addition, Marcum stated that our disclosure did not include any reference to its resignation because of the impairment of its independence. Finally, Marcum indicated that our disclosure did not provide disclosure of a reportable event under Item 304(a)(1)(v)(C) of Regulation S-K, as Marcum indicated that information had come to its attention during the time period covered by Item 304(a)(1)(iv) of Regulation S-K, that if further investigated may have caused Marcum to be unwilling to rely on management’s representations or be associated with our financial statements; however, due to the Marcum’s resignation as a result of the impairment of its independence, Marcum did not conduct such further investigation.

With regards to Marcum’s August 23, 2022, letter as it relates to material weaknesses in our internal controls over financial reporting, we believe that we have provided the information required under Item 304(a)(1)(v)(A) in the Form 8-K. With regards Marcum’s statement in its August 23, 2022, letter regarding management’s representations, we respectfully disagree that there were events that occurred that rose to a level that would have impaired independence, or there was information, if further investigated, would require disclosure under Item 304(a)(1)(v)(C). Prior to its resignation, Marcum did not inform the Audit Committee of the information stated in their letter and if they had done so, we believe that we would have addressed any issues Marcum would have raised with the Audit Committee to the satisfaction of Marcum. A copy of Marcum’s letter to the SEC required by Item 304(a) of Regulation S-K is included as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at website of the SEC referred to above.

We also maintain a website at www.allarity.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the Company address provided below in section titled “Incorporation of Certain Information by Reference.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. The documents we are incorporating by reference into this prospectus are:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 13, 2023;

●	Quarterly Report on Form 10-Q for the period ended March 31, 2023, filed with the SEC on May 11, 2023 and Form 10-Q for the period ended June 30, 2023, filed with the SEC on August 14, 2023;

●	Current Reports on Form 8-K filed with the SEC on October 30, 2023; September 27, 2023; September 15, 2023; August 11, 2023; July 27, 2023; July 17, 2023; July 11, 2023; July 6, 2023; July 5, 2023; June 30, 2023; June 28, 2023; June 23, 2023; June 20, 2023; June 1, 2023; May 26, 2023; May 2, 2023; April 25, 2023; April 12, 2023; March 24, 2023; March 20, 2023 (related to amendment to certificate of incorporation and votes at Special Meeting); February 28, 2023; February 10, 2023; February 6, 2023; January 23, 2023; January 20, 2023; January 19, 2023 and January 18, 2023;

●	Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 6, 2023; and

●	The description of our common stock contained Exhibit 4(vi) to our Annual Report on Form 10-K filed with the SEC on March 13, 2023, including any amendments thereto or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC), are deemed to be incorporated by reference into, and to be a part of, this prospectus. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that has been or may, from time to time, be furnished to the SEC to be incorporated into or otherwise become a part of this prospectus.

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Requests for such copies should be directed to:

Allarity Therapeutics, Inc.

24 School Street, 2nd Floor

Boston, MA 02108

You should rely only on information contained in, or incorporated by reference into, this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information that is different. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

$50,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities

Units

PROSPECTUS

November __, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than placement agent fees, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration and FINRA filing fees.

Amount
SEC registration fee	$7,380
FINRA filing fees	23,000
Accountants’ fees and expenses	20,000
Legal fees and expenses	25,000
Miscellaneous fees and expenses	4,620
Total Expense	$80,000

Item 15. Indemnification of Directors and Officers.

Delaware law, our Certificate of Incorporation and our bylaws provide that we will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

Our Certificate of Incorporation limits a director’s liability to the fullest extent permitted under the Delaware General Corporation Law, or DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividend or unlawful stock purchase or redemption pursuant to the provisions of Section 174 of the DGCL; and

●	for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we intend to enter into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We anticipate maintaining a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Certificate of Incorporation and bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed below are filed as part of this registration statement:

Exhibit No.	Description
1.1**	Sales Agreement Form of Underwriting Agreement
2.1	Amended and Restated Plan of Reorganization and Asset Purchase Agreement by and among Allarity Therapeutics, Inc. a Delaware corporation, Allarity Acquisition Subsidiary, a Delaware corporation and Allarity Therapeutics A/S, an Aktieselskab organized under the laws of Denmark, dated as of September 23, 2021(incorporated by reference to the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed on December 6, 2021).
3.1	Certificate of Incorporation of Allarity Therapeutics, Inc.(incorporated by reference to the Company’s Registration Statement on Form S-4 on August 20, 2021).
3.2	Certificate of Amendment to the Certificate of Incorporation of Allarity Therapeutics, Inc. incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-4 refiled on October 20, 2021).
3.3	Amended and Restated Bylaws of Allarity Therapeutics, Inc.(incorporated by reference to the Company’s Amendment No. 2 to Registration Statement on Form S-4 refiled with the SEC on October 20, 2021).
3.4	Amendment No. 1 to Amended and Restated Bylaws of Allarity Therapeutics, Inc. (incorporated by reference to the Company’s Form 8-K filed on July 11, 2022).
3.5	Certificate of Designations of Allarity Therapeutics, Inc. relating to the Series A Convertible Preferred Stock (incorporated by reference to the Company’s Form 8-K filed on December 20, 2021).
3.6	Amendment to Certificate of Designation of the Series A Convertible Preferred Stock (incorporated by reference to the Company’s Form 8-K filed on November 25, 2022).
3.7	Certificate of Designation of the Series B Preferred Stock (incorporated by reference to the Company’s Form 8-K filed on November 25, 2022).
3.8	Certificate of Designation of the Series C Preferred Stock (incorporated by reference to the Company’s Form 8-K filed on February 28, 2023).
3.9	Certificate of Amendment to Certificate of Designation of Series C Preferred Stock (incorporated by reference to the Company’s Form 8-K filed on February 28, 2023).
3.10	Second Certificate of Amendment to Certificate of Incorporation of Allarity Therapeutics, Inc. (incorporated by reference to the Company’s Form 8-K filed on March 20, 2023).
3.11	Third Certificate of Amendment to Certificate of Incorporation of Allarity Therapeutics, Inc. (incorporated by reference to the Company’s Form 8-K filed on March 24, 2023).
3.12	Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of Allarity Therapeutics, Inc. (incorporated by reference to the Company’s Form 8-K filed on April 25, 2023).
3.13	First Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (incorporated by reference to the Company’s Form 8-K filed on June 1, 2023).
3.14	Fourth Certificate of Amendment to Certificate of Incorporation of Allarity Therapeutics, Inc. (incorporated by reference to the Company’s Form 8-K filed on June 28, 2023).
3.15	Second Amendment to Certificate of Designation for Series A Preferred Stock)(incorporated by reference to the Company’s Form 8-K filed on June 30, 2023).
3.16	Third Certificate of Amendment to Certificate of Designation-Series A Preferred Stock (incorporated by reference to the Company’s Form 8-K filed on July 11, 2023).
3.17	Fourth Certificate of Amendment to Certificate of Designation-Series A Preferred Stock (incorporated by reference to the Company’s Form 8-K filed on September 27, 2023)
4.1	Description of Securities of Company’s Common Stock (incorporated by reference to 4(iv) of Company’s Form 10-K filed on March 13, 2023).
4.2	Specimen Common Stock Certificate of Allarity Therapeutics, Inc. (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-4 refiled on October 20, 2021).
4.3	Warrant to Purchase Common Stock (3i, LP) (incorporated by reference to the Company’s Form 8-K filed on April 25, 2023).
4.4	Form of Pre-Funded Warrant (April 2023) (incorporated by reference to the Company’s Form 8-K filed on April 25, 2023).

4.5	Form of Common Warrant (April 2023) (incorporated by reference to the Company’s Form 8-K filed on April 25, 2023).
4.6	Exchange Warrant (incorporated by reference to the Company’s Form 8-K filed on April 25, 2023).
4.7	Form of Pre-Funded Warrant (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed on June 30, 2023).
4.8	Form of Common Warrant (incorporated by reference to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed on June 30, 2023).
4.9	Form of Amended and Restated Common Stock Purchase Warrant (incorporated by reference to the Company’s Form 8-K filed on July 11, 2023).
4.10	Common Stock Purchase Warrant (incorporated by reference to the Company’s Form 8-K filed on September 15, 2023)
4.11**	Form of Indenture
4.12**	Form of Certificate of Designations
4.13**	Form of Warrant Agreements
4.14**	Form of Unit Certificate
4.15**	Form of Preferred Stock Certificate
5.1*	Opinion of Lewis Brisbois Bisgaard & Smith LLP
23.1*	Consent of Wolf & Company, P.C.
23.2*	Consent of Lewis Brisbois Bisgaard & Smith LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)
107*	Calculation of Filing Fee Table

*	Filed herewith.
**	To be filed, if applicable, by amendment or by a report filed under the Exchange Act and incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference into this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	That for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be a part of the registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.	To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

9.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on November 2, 2023.

ALLARITY THERAPEUTICS, INC.

By:	/s/ James G. Cullem
Name:	James G. Cullem
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James G. Cullem and Joan Brown and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ James G. Cullem	Chief Executive Officer and Director	November 2, 2023
James G. Cullem	(Principal Executive Officer)

/s/ Joan Brown	Chief Financial Officer	November 2, 2023
Joan Brown	(Principal Financial and Accounting Officer)

/s/ Gerald McLaughlin	Chairman of the Board	November 2, 2023
Gerald McLaughlin

/s/ Laura Benjamin	Director	November 2, 2023
Laura Benjamin

/s/ Joe Vazzano	Director	November 2, 2023
Joe Vazzano

/s/ Thomas Jensen	Director	November 2, 2023
Thomas Jensen